SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2007

UNIVERSAL PROPERTY DEVELOPMENT AND ACQUISITION CORPORATION
_____________________________________________________
(Exact Name of Registrant as Specified in Charter)

Nevada	000-25416	20-3014499
(State of Incorporation)	(Commission File No.)	Identification Number)
(I.R.S. Employer

14255 U.S. Highway 1, Suite 209
Juno Beach, Florida 33408
_______________________________
(Address of Principal Executive Offices)

(561) 630-2977
________________________________________
(Registrant's Telephone Number, including area code)

__________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Section 2. Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 11, 2007 (the “Closing Date”), Aztec Well Services, Inc. (“Aztec”), a Nevada corporation and a wholly-owned subsidiary of Universal Property Development and Acquisition Corporation (the “Registrant”), completed the acquisition of certain assets pursuant to the terms and conditions of a Purchase and Sale Agreement dated June 11, 2007 (the “PSA”) by and between Aztec and the Registrant as the Buyer and Glaze Drilling (“Glaze”), a Kansas sole proprietorship, as the Seller. The assets so purchased by Aztec are described in more detail below, and in the PSA which is attached hereto as an exhibit. The aggregate purchase price of the assets purchased by Aztec pursuant to the PSA was $777,000.00. The purchase price consisted of $311,000.00 in cash and $466,000.00 in promissory notes. The promissory notes are payable in two equal installments on the dates six months and twelve months from the Closing Date. The promissory notes do not earn interest.

On the Closing Date, under the terms and conditions of the PSA, Aztec (the “Buyer”) purchased and Glazer (the “Seller”) sold all of the rights, title and interest of the Seller in certain equipment, machinery, materials, and supplies used in the drilling, production, gathering, storing, measuring, treating, marketing and transportation of oil and gas wells and/or the production derived therefrom (the “Equipment”). The Equipment includes, but is not limited to, two drilling rigs, pipeline trenching equipment, and well services vehicles. The Equipment is described in greater detail in Exhibit A to the PSA, a copy of which is attached hereto as an exhibit to this report. The aggregate Purchase Price paid by the Buyer to the Seller on the Closing Date for the Equipment was $777,000.00 in cash and promissory notes.

In addition to contracting with independent third parties for well drilling and maintenance services, Aztec intends to use the Equipment in connection with the operations of the Registrant and its subsidiaries by providing well drilling services to such entities in furtherance of their development of their respective oil and gas properties and leases. Aztec intends to initially contract with Heartland Oil and Gas Corp., a majority owned subsidiary of the Registrant, to provide well drilling and maintenance services on Heartland’s Cherokee Basin Coal Bed Methane Field in the State of Kansas. Aztec has obtained a license to undertake drilling operations in the State of Kansas and has moved the Equipment onto the Cherokee Basin field.

While the Registrant intends for its subsidiaries to operate at a net profit, to date Aztec has a limited operating history and, therefore, the Registrant cannot accurately predict what its future results of operation will be, how the closing of the asset purchase transaction described above and memorialized in the PSA will impact the operating results of Aztec, or how the operations of Aztec will impact the operating results of the Registrant.

The foregoing description of the PSA and the transactions contemplated thereby is a summary of terms, is not intended to be complete and is qualified in its entirety by the complete text of that agreement, a copy of which is attached as Exhibit 10.1 to this Report.

Section 3.  Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On June 14, 2007, the Registrant completed the issuance of 78,166,666 shares of its common stock to certain of its officers and directors in satisfaction of certain compensation and bonuses owed and payable to the Registrant’s officers pursuant to their employment contracts and as a bonus to such officers and directors for the successful implementation and execution of the Registrant’s business plan and acquisition strategy (the "Stock Issuance"). The Stock Issuance was approved by the Registrant’s board of directors, and the shares so issued were valued on issuance at the closing price of the Registrant’s common stock on the date of issuance.

On June 15, 2007, the Registrant completed the issuance of 50,000,000 shares of its common stock to Mr. Kamal Abdallah, the Registrant’s Chief Executive Officer and a member of its board of directors, in satisfaction of an outstanding debt of $1,000,000.00 owed by the Registrant to Mr. Abdallah. The issuance of the shares of common stock in repayment of the outstanding liability to Mr. Abdallah was approved by the Registrant’s board of directors. Mr. Abdallah did not participate in the board’s deliberations relating to the repayment of this liability.

The shares of common stock issued in the above described transactions are restricted shares and were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act. The shares so issued are subject to Rule 144 under the Securities Act, and therefore, generally cannot be resold for a period of twelve months from the date of issuance. No general solicitations were made in connection with the above described stock issuances, and prior to making any offer or sale, the Registrant had reasonable grounds to believe and believed that the recipients of the shares were capable of evaluating the merits and risks of the receiving the shares and were able to bear the economic risk of holding the shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit	Description

10.1
Form of Purchase and Sale Agreement between Aztec Well Services, Inc. and Universal Property Development and Acquisition Corporation, Nevada corporations, hereinafter referred to as Buyer, and GLAZE Drilling, a Kansas sole proprietorship owned by R.S. (Susie) Glaze, hereinafter referred to as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Property Development and Acquisition Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL PROPERTY DEVELOPMENT AND ACQUISITION CORPORATION

By:	/s/ Kamal Abdallah
Kamal Abdallah
President and Principal Executive Officer

EXHIBIT INDEX

The following Exhibits are filed herewith:

Exhibit	Description

10.1
Form of Purchase and Sale Agreement between Aztec Well Services, Inc. and Universal Property Development and Acquisition Corporation, Nevada corporations, hereinafter referred to as Buyer, and GLAZE Drilling, a Kansas sole proprietorship owned by R.S. (Susie) Glaze, hereinafter referred to as Seller.